Exhibit 23(b)


            Consent of Independent Registered Public Accounting Firm








The Board of Directors
Neoprobe Corporation:


We consent to the use of our report dated March 31, 2005, with respect to the consolidated balance sheets of Neoprobe Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, incorporated herein by reference.




/s/ KPMG LLP

Columbus, Ohio
December 22, 2005